Exhibit 3.71

FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

OF

KILGORE PARTNERS, L.P.

A Utah Limited Partnership

This First Amendment to Limited Partnership Agreement of KILGORE PARTNERS, L.P. (“Agreement”), is made effective as of August 21, 2015 is executed and agreed to by (i) Summit Materials, LLC, a Delaware limited liability company, as a “General Partner” and “Limited Partner”; (ii) B & B Resources, Inc. a Utah corporation, as a “Limited Partner”; (iii) Lewis & Lewis, Inc., a Wyoming corporation, as a “Limited Partner”; and (iv) LeGrand Johnson Construction Co, a Utah corporation, as a “Limited Partner.”

RECITALS:

WHEREAS, effective as of the 1st day of June, 2015, the Members of the Company entered into an Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”);

WHEREAS, the Members of the Company desire to enter into this Amendment in order to reflect the addition of LeGrand Johnson Construction Co. as a limited partner, and its capital contribution to the Partnership.

NOW, THEREFORE, in consideration of mutual covenants, conditions and agreements herein contained, the Parties hereby agree as follows:

1.                                      Section 2.6.2 is deleted in its entirety and replaced with the following:

2.6.2. Limited Partner. The names and addresses of the Limited Partners are:

Name	Address
Summit Materials, LLC	1550 Wynkoop, 3rd Floor Denver, CO 80202
B & B Resources, Inc.	1550 Wynkoop, 3rd Floor Denver, CO 80202
Lewis & Lewis, Inc.	1550 Wynkoop, 3rd Floor Denver, CO 80202
LeGrand Johnson Construction Co	1550 Wynkoop, 3rd Floor Denver, CO 80202

2.                                      Schedule A to the Partnership Agreement is replaced with the following:

SCHEDULE A

(Attached to and forming part of Limited Partnership Agreement)

INITIAL CAPITAL CONTRIBUTIONS

Partner	Initial Capital Contribution	Agreed Value of Initial Capital Contribution

Summit Materials, LLC	Management services; All of the net assets of its wholly-owned subsidiary, Kilgore Companies, LLC, as described in the Assignment and Assumption Agreement and Bill of Sale at Exhibit A	$164,872,000.00
B & B Resources, Inc.	All of the net assets of B&B Resources, Inc. as described in the Assignment and Assumption Agreement and Bill of Sale at Exhibit B	$5,000,000.00
Lewis & Lewis, Inc.	All of the net assets of Lewis & Lewis, Inc. as described in the Assignment and Assumption Agreement and Bill of Sale at Exhibit C	$15,860,000.00
LeGrand Johnson Construction Co	All of the net assets of LeGrand Johnson Construction Co. as described in the Assignment and Assumption Agreement and Bill of Sale at Exhibit D	39,855,000.00
	Total	$225,587,000.00

3.                                      Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby confirmed and ratified in all respects.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to be effective as of the date first written above.

General Partner:

Summit Materials, LLC

/s/ Anne Lee Benedict
Anne Lee Benedict, Secretary

Limited Partners:

Summit Materials, LLC

/s/ Jason Kilgore
Jason Kilgore, President

B & B Resources, Inc.

/s/ Jason Kilgore
Jason Kilgore, President

Lewis & Lewis, Inc.

/s/ Jason Kilgore
Jason Kilgore, President

LeGrand Johnson Construction Co

/s/ Jason Kilgore
Jason Kilgore, President